Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-236235 on Form S-4, Registration Statement Nos. 333-228501, and 333-232798 on Form S-3 and Registration Statement Nos. 333-212062, 333-207709, 333-218636, and 333-220907 on Form S-8 pertaining to the 2008 Stock Plan, 2009 Stock Plan, and 2015 Equity Incentive Plan of Ritter Pharmaceuticals, Inc. of our report dated March 31, 2020, with respect to the financial statements of Ritter Pharmaceuticals, Inc. (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) for each of the years in the two year period ended December 31, 2019, included in this annual report on Form 10-K of Ritter Pharmaceuticals, Inc. for the year ended December 31, 2019.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California
March 31, 2020